CinTel Agrees to Acquire Bluecomm Co, Ltd in Korea

Enters the CRM sector with customers like Pizza Hut Korea

LOUISVILLE, Ky.--(MacReport)--CinTel Corp. (CinTel) (OTCBB: CNCN -News) announced that it has signed a stock purchase agreement to acquire one hundred percent (100%) ownership and equity interests of Bluecomm Co., Ltd. (Bluecomm) for an aggregate purchase price of approximately $6.5 million. Bluecomm is a CRM (Customer Relationship Management) and DBM (Database Marketing) solution provider in Korea.

Bluecomm entered the CRM business in 2005 and has special expertise in DBM and HSC (“Home Service Center”, a term coined in the Korean market, but better known in general as “call center and telemarketing services”) solutions. The market for outsourcing of call center and telemarketing services in Korea has grown rapidly in recent years and the market size is expected to be larger than $380 million in 2007. Additionally, CRM solution, DBM and telemarketing are all fast-growing businesses in the Korea market. Bluecomm has an exclusive contract for hosting HSC solutions for Pizza Hut Korea and continues to look towards expansion of its customer base. Its revenue and sales profit projections for 2007 are expected to be very positive. Samil Pricewaterhouse Coopers and Hangil Accounting Corporation performed a valuation of Bluecomm for this acquisition. Bluecomm's is valued at approximately $6.9 million USD, based upon the guidelines of the Securities and Exchange Act (Act No 6423) of Korea, which was established to protect investors through the fair issuance, purchase, sales or other transactions of securities.

Through this acquisition, CinTel expects to broaden its business spectrum. The outsourcing market has seen drastic growth in Korea. Many Korean companies want to use outsourcing solutions for DBM and telemarketing. Bluecomm has special expertise in DBM, HSC hosting, and telemarketing business. This along with solid relationship and reputations among its customer base give Bluecomm a solid position in the market space. CinTel management expects that the stream of profits will grow exponentially in the near future. And the dividend of Bluecomm is expected to improve the financial stability of CinTel.

Sang Don Kim, the CEO, said “CinTel's acquisition of Bluecomm with its solid business model will give yet another revenue center for CinTel to capitalize on. Bluecomm is a very stable and profitable company and its business model is very attractive. The business of Bluecomm has stability and a big potential for short and long term growth. Bluecomm will grow rapidly with good support of bigger customers like Pizza Hut and will help to serve customers of all sizes and needs in a professional manner consistent with CinTel’s corporate philosophy. I am very optimistic about the bright future of Bluecomm and CinTel’s shareholders.”

About Bluecomm: (http://www.15885588.com/)

Bluecomm provides many solutions and consulting service for Customer Relationship Management (CRM). It also provides total solutions for call center outsourcing and Home Service Center hosting. It started in the CRM related business in October 2005. It signed an agreement for providing HSC and DBM operation service with PizzaHut Korea in Jun 2006.

About CinTel Corp: (www.cintelcorp.com)

While CinTel maintains its position as a leader in Internet Traffic Management (ITM) systems; it has also begun expansion into creative new markets and worldwide distribution of Korean and Chinese-based semiconductor technologies. With its main headquarters in North America and operations worldwide, CinTel Corp. provides a wide range of enterprise technology solutions. Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product line. With its ever expanding solutions with key partners and internal development, CinTel has created a conglomeration of technology products to include NAND flash memory packaging, LCD assembly, semiconductor packaging and testing specialists, as well as a total solution provider for memory applications for home appliances, semiconductor and TFT-LCD application products. CinTel's award-winning ITM solutions are marketed to customers worldwide, enabling customers to improve Internet and network traffic management, service levels, secure content, user experience, and reduce server loads and bandwidth demands.

Safe-Harbor Statement

This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
JD Sparks, VP
502-657-6077
Jdsparks@cintelcorp.net